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           Key Production Reports Revised Guidance and Other Matters


     DENVER--Feb. 13, 2002--Key Production Company, Inc. (NYSE: KP) today announced that fourth-quarter 2001 average daily production volumes increased by 20 percent to 76.2 million cubic feet (MMcf) equivalent versus 63.4 MMcf equivalent in the fourth quarter of 2000.
    Natural gas production rose 36 percent to 50.8 MMcf per day and oil output decreased by 2 percent to 4,236 barrels per day. Compared to the previous three-month period, fourth-quarter gas and oil volumes increased by 10 percent and 5 percent, respectively. For the full year, aggregate output grew 13 percent, including a 21 percent rise in gas production.
    Projected growth in 2002 aggregate production will be highly dependent on capital investments and the outcome of wells that have not yet been drilled. At the present time, management projects that 2002 expenditures for exploration and development will range from $55-60 million and that the risk profile of the wells drilled will be similar to the company's historical drilling program. By comparison, 2001 capitalized costs totaled $73.7 million. It is also expected that over 60 percent of planned 2002 expenditures will occur in the second half of the year. As such, the level of budgeted expenditures may be modified. The production and sale of oil and gas also involves many other complex processes that are subject to numerous uncertainties, including reservoir risk, mechanical failure, market conditions, transportation issues, human error, and weather. Nonetheless, we currently assume that 2002 combined gas and oil production will increase by approximately 5 percent compared to 2001 volumes.
    The estimated present value of the future net cash flow before income taxes from year-end 2001 proved reserves, calculated under guidelines established by the Securities and Exchange Commission (SEC) and using a 10 percent discount rate, is $182.9 million. For purposes of this calculation, Key's average gas price was $2.59 per thousand cubic feet (Mcf) and its oil price was $17.30 per barrel. By comparison, the commodity prices in effect a year earlier were $10.45 per Mcf of gas and $24.17 per barrel of oil.
    In large part owing to the impact of low gas and oil prices at the end of 2001, Key expects to take an estimated after-tax, non-cash charge against its 2001 earnings of $27-32 million resulting from the ceiling test prescribed by the SEC for companies that follow the full cost method of accounting for oil and gas properties. Under the full cost method, a company's net book value of its oil and gas properties, less related deferred income taxes, may not exceed a calculated "ceiling." The ceiling is the present value of the projected after-tax future net cash flow, discounted at 10 percent, from proved oil and gas reserves using year-end prices held flat over the remaining life of the estimated future production. Any excess in the carrying value of the property base is written off as a non-cash expense in the period during which the ceiling is exceeded.
    Moreover, the expense may not be reversed in future periods, even if higher gas and oil prices subsequently increase the ceiling. In contrast to companies that use the alternative successful effort method of accounting for oil and gas properties, full cost companies must use the prices in effect at the end of the accounting period without escalation and must also estimate a present value of the projected future cash flow stream using a 10 percent discount rate.
    Fourth-quarter 2001 financial results will also include the cumulative effect of changing the method of computing recurring depletion, depreciation and amortization (DD&A) expense to the more common units-of-production (UOP) method. Since its inception in 1988, Key has used the future gross revenue method. However, in response to encouragement by investment analysts and shareholders, the company has determined that a change in accounting method is appropriate.
    On March 13, 2002, the company plans to release its audited financial results for 2001. While the impact of the full cost ceiling test write-down and the change to the UOP method of computing DD&A expense is expected to result in a reported loss for both the fourth quarter and full year, management believes that its earnings and cash flow absent these special items will be consistent with Wall Street analysts' recent range of estimates. In addition, even after allowing for the impact of the special items on Key's capital structure, it is expected that the company's debt-to-capitalization ratio will approximate 20-22 percent.
    Proved oil and gas reserves at December 31, 2001, estimated in accordance with SEC guidelines, were 147.3 billion cubic feet equivalent (Bcfe).


                                       Gas         Oil      Equivalent
2001 PROVED RESERVES DATA (1)        (in MMcf)  (in MBbls)  (in Bcfe)
-----------------------------        ---------  ----------  ---------
Beginning of year                     98,214      9,276       153.9
Revisions of previous estimates       (6,397)       281        (4.7)
Extensions, discoveries,
 and other additions                  16,841      1,132        23.6
Acquisitions                             131         63          .5
Sales of properties                      (36)         -           -
Production                           (16,775)    (1,537)      (26.0)
                                     -------    -------     -------
End of year                           91,978      9,215       147.3
Proved developed reserves             91,441      9,176       146.5


                                        2001       2000
                                        ----       ----
COSTS INCURRED DATA (1)                 ($ in thousands)
-----------------------
Acquisition of proved properties       $ 796   $ 27,571
Unproved acreage                       7,331      1,488
Exploration                           19,204     20,636
Development                           46,327     38,423
                                     -------    -------
Total costs incurred                $ 73,658   $ 88,118
Proceeds from sales of properties       $ 69      $ 341

(1) Proved reserves and cost incurred data are preliminary unaudited disclosures and subject to change. For final amounts refer to our Annual Report on Form 10-K for the year ended December 31, 2001, when filed.

    This news release may contain projections and other forward-looking statements within the meaning of Section 21E of the Securities Exchange Act of 1934, as amended. Any such projections or statements reflect the Company's current views with respect to future events and financial performance. No assurances can be given, however, that these events will occur or that such projections will be achieved and actual results could differ materially from those projected. A discussion of important factors that could cause actual results to differ materially from those projected is included in the Company's periodic reports filed with the Securities and Exchange Commission.


    CONTACT: Key Production Company, Inc.
             Paul Korus, 303/295-3995



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